SHELL MIDSTREAM PARTNERS, L.P. 4th QUARTER 2020 UNAUDITED RESULTS

• The Partnership reported $129 million of net income attributable to the Partnership, $147 million of net cash provided by operating activities, $188 million of adjusted EBITDA attributable to the Partnership and $162 million of cash available for distribution.

• Fourth quarter distribution of $0.4600 per common unit, consistent with the previous quarter.

• Full year 2020 performance driven by continued strength offshore and capturing organic growth opportunities in the Gulf of Mexico. Diversified asset base across offshore and onshore demonstrate continued resilience as the COVID-19 pandemic impacted supply and demand balances across the value chain.

HOUSTON, February 19, 2021 – Shell Midstream Partners, L.P. (NYSE: SHLX) (the “Partnership” or “Shell Midstream Partners”) reported net income attributable to the Partnership of $129 million for the fourth quarter of 2020, which equated to $0.29 per diluted common limited partner unit. Shell Midstream Partners also generated adjusted earnings before interest, income taxes, depreciation and amortization attributable to the Partnership of $188 million.

Total cash available for distribution was $162 million, approximately $1 million lower than the prior quarter. The Partnership was impacted by late season storms in the Gulf of Mexico, planned turnaround activities and the continuing effects of the COVID-19 pandemic. However, these headwinds were largely offset by increased throughput on the Zydeco system, as well as on certain offshore systems, when compared to the prior quarter.

“We had another solid performance this quarter—ending what was a very challenging year for our industry and the world in general,” said Kevin Nichols, CEO, Shell Midstream Partners GP LLC. “Throughout the year, we were able to rely on our strong operational capabilities and resilient portfolio to deliver value to the partnership while keeping the safety of our employees and assets a priority.”

The Board of Directors of the general partner previously declared a cash distribution of $0.4600 per limited partner common unit for the fourth quarter of 2020. This distribution was consistent with the prior quarter.

FINANCIAL HIGHLIGHTS

•Net income attributable to the Partnership was $129 million, compared to $135 million for the prior quarter.
•Net cash provided by operating activities was $147 million, compared to $149 million for the prior quarter.
•Cash available for distribution was $162 million, compared to $163 million for the prior quarter.
•Total cash distribution declared was $161 million, resulting in a coverage ratio of 1.0x.
•Adjusted EBITDA attributable to the Partnership was $188 million, compared to $191 million for the prior quarter.
•As of December 31, 2020, the Partnership had $320 million of consolidated cash and cash equivalents on hand.
•As of December 31, 2020, the Partnership had total debt of $2.7 billion, equating to 3.6x Debt to annualized Q4 2020 Adjusted EBITDA. Current debt levels are well within our targeted range and provide flexibility to the Partnership.

Adjusted EBITDA and Cash available for distribution are non-GAAP supplemental financial measures. See the reconciliation to their most comparable GAAP measures later in this press release.

ASSET HIGHLIGHTS
Significant Onshore Pipeline Transportation:
•Zydeco - Mainline volumes were 583 kbpd in the current quarter, compared to 524 kbpd in the prior quarter, primarily due to increased offshore volumes as production came back online following the impacts of hurricanes and planned producer turnarounds.

Significant Offshore Pipeline Transportation:
•During the quarter, the Partnership experienced a reduction in volumes across the Gulf of Mexico as producers shut-in offshore production several times due to storms and certain planned turnarounds were delayed until the fourth quarter.
◦Mars - Volumes were 441 kbpd compared to 479 kbpd in the prior quarter.
◦Amberjack - Volumes were 301 kbpd compared to 295 kbpd in the prior quarter.
◦Eastern Corridor - Volumes were 347 kbpd compared to 261 kbpd in the prior quarter.
◦Auger - Volumes were 110 kbpd compared to 55 kbpd in the prior quarter.
•Our assets sustained no material damage, and volumes returned to pre-storm levels once the producers restarted production.

2021 OUTLOOK

•Based on current producer schedules, we expect an impact of approximately $10 million to net income and cash available for distribution in 2021 related to certain planned producer turnarounds.
•Acknowledging the continuing impacts of the global COVID-19 pandemic and lack of clarity on crude and finished products supply and demand in the near-term, the Partnership’s Board of Directors will monitor the business environment and make decisions regarding future distributions on a quarter-by-quarter basis.
•The Partnership has approximately $1.2 billion in available liquidity, which is a combination of cash and cash equivalents and availability under credit facilities.

ABOUT SHELL MIDSTREAM PARTNERS, L.P.
Shell Midstream Partners, L.P., headquartered in Houston, Texas, owns, operates, develops and acquires pipelines and other midstream and logistics assets. The Partnership’s assets include interests in entities that own (a) crude oil and refined products pipelines and terminals that serve as key infrastructure to transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and deliver refined products from those markets to major demand centers and (b) storage tanks and financing receivables that are secured by pipelines, storage tanks, docks, truck and rail racks and other infrastructure used to stage and transport intermediate and finished products. The Partnership’s assets also include interests in entities that own natural gas and refinery gas pipelines that transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.

For more information on Shell Midstream Partners and the assets owned by the Partnership, please visit
www.shellmidstreampartners.com.

FORTHCOMING EVENTS
Shell Midstream Partners, L.P. will hold a webcast at 10:00am CT today to discuss the reported results and provide an update on Partnership operations. Interested parties may listen to the conference call on Shell Midstream Partners, L.P.’s website at

www.shellmidstreampartners.com by clicking on the “2020 Fourth Quarter Financial Results Call” link, found under the “Events and Conferences” section. A replay of the conference call will be available following the live webcast.

Summarized Financial Statement Information

	For the Three Months Ended
(in millions of dollars, except per unit data)	December 31, 2020	September 30, 2020
Revenue (1)	$130	$110
Costs and expenses
Operations and maintenance	53	39
Cost of product sold	4	3
General and administrative	9	14
Depreciation, amortization and accretion	11	13
Property and other taxes	5	6
Total costs and expenses	82	75
Operating income	48	35
Income from equity method investments	87	109
Other income	13	7
Investment and other income	100	116
Interest income	7	8
Interest expense	22	22
Income before income taxes	133	137
Income tax expense	—	—
Net income	133	137
Less: Net income attributable to noncontrolling interests	4	2
Net income attributable to the Partnership	$129	$135
Preferred unitholder’s interest in net income attributable to the Partnership	$12	$12
Limited Partners’ interest in net income attributable to the Partnership’s common unitholders	$117	$123

Net income per Limited Partner Unit:
Common – Basic	$0.30	$0.31
Common – Diluted	$0.29	$0.30

Weighted average Limited Partner Units outstanding:
Common units – public – basic	123.8	123.8
Common units – SPLC – basic	269.5	269.5
Common units – public – dilutive	123.8	123.8
Common units – SPLC – dilutive	320.3	320.3
(1) Deferred revenue recognized for the three months ended December 31, 2020 and September 30, 2020, including the impact of overshipments and expiring credits, if applicable, was $3 million and $1 million, respectively.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
	For the Three Months Ended
(in millions of dollars)	December 31, 2020	September 30, 2020
Net income	$133	$137
Add:
Depreciation, amortization and accretion	14	17
Interest income	(7)	(8)
Interest expense	22	22
Cash distribution received from equity method investments	129	142
Less:
Equity method distributions included in other income	12	7
Income from equity method investments	87	109
Adjusted EBITDA	192	194
Less:
Adjusted EBITDA attributable to noncontrolling interests	4	3
Adjusted EBITDA attributable to the Partnership	188	191
Less:
Series A Preferred Units distribution	12	12
Net interest paid by the Partnership (1)	22	22
Maintenance capex attributable to the Partnership	2	10
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	1	8
Principal and interest payments received on financing receivables	9	8
Cash available for distribution attributable to the Partnership’s common unitholders	$162	$163
(1) Amount represents both paid and accrued interest attributable to the period.

See “Non-GAAP Financial Measures” later in this press release.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Cash Provided by Operating Activities
	For the Three Months Ended
(in millions of dollars)	December 31, 2020	September 30, 2020
Net cash provided by operating activities	$147	$149
Add:
Interest income	(7)	(8)
Interest expense	22	22
Return of investment	29	30
Less:
Change in deferred revenue and other unearned income	4	11
Non-cash interest expense	1	—
Change in other assets and liabilities	(6)	(12)
Adjusted EBITDA	192	194
Less:
Adjusted EBITDA attributable to noncontrolling interests	4	3
Adjusted EBITDA attributable to the Partnership	188	191
Less:
Series A Preferred Units distributions	12	12
Net interest paid by the Partnership (1)	22	22
Maintenance capex attributable to the Partnership	2	10
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	1	8
Principal and interest payments received on financing receivables	9	8
Cash available for distribution attributable to the Partnership’s common unitholders	$162	$163
(1) Amount represents both paid and accrued interest attributable to the period.

See “Non-GAAP Financial Measures” later in this press release.

Distribution Information
	For the Three Months Ended
(in millions of dollars, except per-unit and ratio data)	December 31, 2020	September 30, 2020
Quarterly distribution declared per common unit	$0.4600	$0.4600

Adjusted EBITDA attributable to the Partnership (1)	$188	$191

Cash available for distribution attributable to the Partnership’s common unitholders (1)	$162	$163

Distribution declared to limited partner units – common	$161	$161

Coverage ratio (2)	1.0	1.0
(1) Non-GAAP measures. See reconciliation tables earlier in this press release.
(2) Coverage ratio is equal to Cash available for distribution attributable to the Partnership divided by Total distribution declared.

Capital Expenditures
	For the Three Months Ended
(in millions of dollars)	December 31, 2020	September 30, 2020
Expansion capital expenditures	$—	$—
Maintenance capital expenditures	10	8
Total capital expenditures paid	$10	$8

Condensed Consolidated Balance Sheet Information
(in millions of dollars)	December 31, 2020	September 30, 2020
Cash and cash equivalents	$320	$329
Equity method investments	1,013	1,045
Property, plant & equipment, net	699	708
Total assets	2,347	2,394
Related party debt	2,692	2,692
Total deficit	(458)	(414)

Pipeline and Terminal Volumes and Revenue per Barrel
	For the Three Months Ended
	December 31, 2020	September 30, 2020
Pipeline throughput (thousands of barrels per day) (1)
Zydeco - Mainlines	583	524
Zydeco - Other segments	114	128
Zydeco total system	697	652
Amberjack total system	301	295
Mars total system	441	479
Bengal total system	377	468
Poseidon total system	355	274
Auger total system	110	55
Delta total system	197	151
Na Kika total system	25	25
Odyssey total system	125	85
Colonial total system	2,189	2,198
Explorer total system	443	463
Mattox total system (2)	89	70
LOCAP total system	812	955
Other systems	442	399

Terminals (3)(4)
Lockport terminaling throughput and storage volumes	229	208

Revenue per barrel ($ per barrel)
Zydeco total system (5)	$0.52	$0.47
Amberjack total system (5)	2.40	2.33
Mars total system (5)	1.48	1.17
Bengal total system (5)	0.41	0.43
Auger total system (5)	1.14	1.06
Delta total system (5)	0.59	0.58
Na Kika total system (5)	0.83	1.02
Odyssey total system (5)	0.99	0.92
Lockport total system (6)	0.22	0.25
Mattox total system (7)	1.52	1.52
 (1) Pipeline throughput is defined as the volume of delivered barrels.
(2) The actual delivered barrels for Mattox are disclosed in the above table for the comparative periods. However, Mattox is billed by monthly minimum quantity per dedication and transportation agreements. Based on the contracted volume determined in the agreements, the thousands of barrels per day for Mattox are 159 and 168 for the three months ended December 31, 2020 and September 30, 2020, respectively.
(3) Terminaling throughput is defined as the volume of delivered barrels and storage is defined as the volume of stored barrels.
(4) Refinery Gas Pipeline and our refined products terminals are not included above as they generate revenue under transportation and terminaling service agreements, respectively, that provide for guaranteed minimum throughput.
(5) Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period. Actual tariffs charged are based on shipping points along the pipeline system, volume and length of contract.
(6) Based on reported revenues from transportation and storage divided by delivered and stored barrels over the same time period. Actual rates are based on contract volume and length.
(7) Mattox is billed at a fixed rate of $1.52 per barrel for the monthly minimum quantity in accordance with dedication and transportation agreements.

FORWARD-LOOKING STATEMENTS
This press release includes various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “budget,” “continue,” “potential,” “guidance,” “effort,” “expect,” “forecast,” “goals,” “objectives,” “outlook,” “intend,” “plan,” “predict,” “project,” “seek,” “target,” “begin,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, the continued effects of the global COVID-19 pandemic on demand, the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, future drop downs, volumes, capital requirements, conditions or events, future operating results or the ability to generate sales, the potential exposure of the Partnership to market risks, and statements relating to the expected amount of distributions, coverage ratios and expectations regarding not accessing the capital markets for debt or equity in the near-term are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date of this press release, February 19, 2021, and we disclaim any obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements contained in this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. Many of the factors that will determine these results are beyond our ability to control or predict. More information on these risks and other potential factors that could affect the Partnership’s financial results is included in the Partnership’s filings with the U.S. Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Partnership’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. If any of those risks occur, it could cause our actual results to differ materially from those contained in any forward-looking statement. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statement.

NON-GAAP FINANCIAL MEASURES
This press release includes the terms Adjusted EBITDA and cash available for distribution. We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities. These non-GAAP measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
References in this press release to Adjusted EBITDA refer to net income before income taxes, interest expense, interest income, gain or loss from disposition of fixed assets, allowance oil reduction to net realizable value, loss from revision of asset retirement obligations, and depreciation, amortization and accretion, plus cash distributed to Shell Midstream Partners, L.P. from equity method investments for the applicable period, less equity method distributions included in other income and income from equity method investments. We define Adjusted EBITDA attributable to Shell Midstream Partners, L.P. as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests and Adjusted EBITDA attributable to Royal Dutch Shell plc and its controlled affiliates, other than us, our subsidiaries and our general partner (collectively, “Parent”). References to cash available for distribution refer to Adjusted EBITDA attributable to Shell Midstream Partners, L.P., less maintenance capital expenditures attributable to Shell Midstream Partners, L.P., net interest paid by the Partnership, cash reserves, income taxes paid and Series A Preferred Units distributions, plus net adjustments from volume deficiency payments attributable to Shell Midstream Partners, L.P., reimbursements from Parent included in partners’ capital, principal and interest payments received on financing receivables and certain one-time payments received. Cash available for distribution will not reflect changes in working capital balances. We define maintenance capital expenditures as cash expenditures, including expenditures for (a) the acquisition (through an asset acquisition, merger, stock acquisition, equity acquisition or other form of investment) by the Partnership or any of its subsidiaries of existing assets or assets under construction, (b) the construction or development of new capital assets by the Partnership or any of its subsidiaries, (c) the replacement, improvement or expansion of existing capital assets by the Partnership or any of its subsidiaries or (d) a capital contribution by the Partnership or any of its subsidiaries to a person that is not a subsidiary in which the Partnership or any of its subsidiaries has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund the Partnership or such subsidiary’s share of the cost of the acquisition, construction or development of new, or the replacement, improvement or expansion of existing, capital assets by such person, in each case if and to the extent such acquisition, construction, development, replacement, improvement or expansion is made to maintain, over the long-term, the operating capacity or operating income of the Partnership and its subsidiaries, in the case of clauses (a), (b) and (c), or such person, in the case of clause (d), as the operating capacity or operating income of the Partnership and its subsidiaries or such person, as the case may be, existed immediately prior to such acquisition, construction, development, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.
February 19, 2021

The information in this Report reflects the unaudited consolidated financial position and results of Shell Midstream Partners, L.P.

Inquiries:
Shell Media Relations
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Shell Investor Relations
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